UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2012

SPIRE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-12742	04-2457335
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Patriots Park, Bedford, Massachusetts	01730-2396
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 275-6000

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 9, 2012, Spire Corporation (the “Company”) and its wholly-owned subsidiary, Spire Semiconductor, LLC (“Spire Semiconductor” and together with the Company, “Spire”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Masimo Corporation (“Masimo Parent”) and its wholly-owned subsidiary, Masimo Semiconductor, Inc. (“Masimo Subsidiary” and together with Masimo Parent, “Masimo”) pursuant to which Masimo agreed to (i) acquire substantially all of the assets of Spire's semiconductor business (the “Semiconductor Business”) and (ii) assume and pay post-closing liabilities related to the purchased assets as set forth in the Purchase Agreement (collectively, the “Transaction”).

The Purchase Agreement provided that the aggregate purchase price for the Semiconductor Business was $8.0 million plus the assumption of $500,000 in liabilities, with the cash portion of the purchase price being reduced by retained cash and liabilities assumed by Masimo in excess of $500,000.

On March 9, 2012, the Transaction was consummated. As a result of the preliminary determination of the adjustments described above, at the closing Spire received approximately $7.2 million in cash (less the escrow described below) and Masimo assumed approximately $1.2 million in liabilities. The purchase price is subject to further post-closing adjustments based on the balance sheet of the Semiconductor Business as of the closing date. Of the purchase price, approximately $717,000 was deposited into an indemnity escrow account for fifteen months to partially secure Spire's obligations for any indemnity claims under the Purchase Agreement. In connection with this transaction, the lease for the premises in Hudson, New Hampshire where the Semiconductor Business was located was terminated on March 9, 2012, and Spire was released from all future obligations under the lease as of such date.

The Purchase Agreement includes a five-year commitment of Spire not to compete with the Semiconductor Business and not to solicit any former Spire employees that, as a result of the Transaction, were hired as employees of Masimo. The Purchase Agreement also contains customary representations and warranties, post-closing covenants and mutual indemnification obligations for, among other things, inaccuracy or breach of any representation or warranty in the Purchase Agreement and any breach or non-fulfillment of any covenant contained in the Purchase Agreement and related transaction agreements or certificates.

Pursuant to a transitional services agreement, Spire will provide certain services to Masimo related to the Semiconductor Business during a limited transitional period following closing.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
2.1	Asset Purchase Agreement, dated March 9, 2012 by and among Masimo Corporation, Masimo Semiconductor, Inc., Spire Corporation and Spire Semiconductor, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRE CORPORATION

Date: March 12, 2012	By:	/s/ Robert S. Lieberman
Robert S. Lieberman
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1	Asset Purchase Agreement, dated March 9, 2012 by and among Masimo Corporation, Masimo Semiconductor, Inc., Spire Corporation and Spire Semiconductor, LLC.